UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Union National Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Union National Financial Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

2009

www.uncb.com

UNION NATIONAL FINANCIAL CORPORATION
570 LAUSCH LANE
SUITE 300
LANCASTER, PENNSYLVANIA 17601
(717) 492-2222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2009
Lancaster, Pennsylvania
April 6, 2009

TO THE SHAREHOLDERS OF UNION NATIONAL FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Union National Financial Corporation will be held at The Eden Resort Inn, 222 Eden Road, Lancaster, Pennsylvania 17601, on Wednesday, May 6, 2009, at 10:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:

1.	To elect three (3) Class A directors each to serve for a three-year term and until their successors are duly elected and qualified;

2.	To approve and adopt an amendment to the corporation’s Articles of Incorporation to authorize 10,000,000 shares of preferred stock, par value $0.25 per share; and

3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only those shareholders of record, at the close of business on March 23, 2009, are entitled to notice of and to vote at the meeting.

Please promptly sign the enclosed proxy card and return it in the enclosed postage-paid envelope. You may also vote by telephone by calling toll-free 1-866-564-2333 using a touch-tone phone or via the Internet at https://www.proxyvotenow.com/unnf.  We cordially invite you to attend the meeting. Your proxy is revocable and you may withdraw it at any time prior to it being voted. You may deliver notice of revocation or deliver a later dated proxy to the secretary of the corporation before the vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Mark D. Gainer

Mark D. Gainer
Chairman, Chief Executive Officer and President

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2009 – The proxy statement, proxy card and 2008 annual report are available at http://www.cfpproxy.com/6249.

PROXY STATEMENT
Dated and to be mailed on or about April 6, 2009

UNION NATIONAL FINANCIAL CORPORATION
570 LAUSCH LANE
SUITE 300
LANCASTER, PENNSYLVANIA 17601
(717) 492-2222

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2009

PROXY STATEMENT

Introduction

This proxy statement is furnished in connection with the solicitation of proxies by Union National Financial Corporation, on behalf of the Board of Directors, for the 2009 Annual Meeting of Shareholders.  This proxy statement and the related proxy card are being distributed on or about April 6, 2009.

Union National Financial Corporation will bear the expense of soliciting proxies.  In addition to the solicitation of proxies by mail, directors, officers and employees of the corporation and its subsidiaries may, without additional compensation, solicit proxies in person, by telephone, and through other means of communication.

The annual meeting of shareholders will be held on Wednesday, May 6, 2009, at 10:00 a.m. at The Eden Resort Inn, 222 Eden Road, Lancaster, Pennsylvania 17601-4216.  Shareholders of record at the close of business on March 23, 2009, are entitled to vote at the meeting.

            At the annual meeting, shareholders will vote to:

•	Elect Three (3) Class A directors each to serve for a three-year term and until their successors are duly elected and qualified;
•	To approve and adopt an amendment to the corporation’s Articles of Incorporation to authorize 10,000,000 shares of preferred stock, par value $0.25 per share; and
•	Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Proxies and Voting Procedures

You can vote your shares by completing and returning a written proxy card. You may also vote by telephone by calling toll-free 1-866-564-2333 using a touch-tone phone or via the Internet at https://www.proxyvotenow.com/unnf.  You can also vote in person at the meeting.  Submitting your voting instructions by returning a proxy card will not affect your right to attend the meeting and will in no way limit your right to vote at the annual meeting, if you later decide to attend in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you through your broker or nominee which is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the meeting.  However, because you are not the shareholder of record, you may not vote your street name shares in person at the meeting, unless you obtain a proxy executed in your favor, from the holder of record.  Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, you appoint Amos F. Lichty and Patricia A. Miller as proxy holders to vote your shares, indicated on the proxy card.  Any signed proxy card not specifying to the contrary will be voted FOR the election of the director nominees identified and FOR the amendment to the corporation’s articles of incorporation authorizing preferred stock in this proxy statement.

You may revoke your written proxy by delivering written notice of revocation to Darwin A. Nissley, secretary of the corporation, or by executing a later dated proxy and giving written notice of the revocation to Mr. Nissley at any time before the proxy is voted at the meeting.  Proxy holders will vote shares represented by proxies, if properly signed and returned, in accordance with instructions of shareholders.

Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

If a shareholder is a participant in the corporation’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), the enclosed proxy also will serve as a voting instruction card for the shares held in the DRIP.  To the extent the total shares listed relate to any DRIP shares, such shares are to be voted by the Union National Community Bank Plan Administrator for the Union National Financial Corporation Dividend Reinvestment and Stock Purchase Plan.

At the close of business on March 23, 2009, Union National Financial Corporation had 2,721,058 shares of common stock, par value $0.25 per share, issued and outstanding.

Quorum

A majority of the outstanding shares of common stock, represented in person, by proxy, or voted by telephone or Internet, constitutes a quorum for the conduct of business.  Under Pennsylvania law and Union National Financial Corporation’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the meeting.  Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter.  Broker non-votes are not counted in determining the presence of a quorum for a particular matter as to which the broker withheld authority.  Each share is entitled to one vote on all matters submitted to a vote of the shareholders.  All matters to be voted upon by the shareholders require the affirmative vote of a majority of shares voted, in person, by proxy, telephone or Internet at the annual meeting, except in cases where the vote of a greater number of shares is required by law or under Union National Financial Corporation’s Articles of Incorporation or Bylaws.  In the case of the election of directors, the candidates receiving the highest number of votes are elected.  Shareholders are not entitled to cumulate votes for the election of directors.

Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors will be elected.  Votes withheld from a nominee and broker non-votes will not be cast for the nominee. The approval and adoption of the amendment to our Articles of Incorporation to authorize preferred stock requires the affirmative vote of a majority of the votes cast by shareholders at the annual meeting.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound, and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules of the OTCBB, and SEC regulations, as well as best practices suggested by recognized corporate governance authorities.

Director Independence

Currently, our Board of Directors has nine members.  Under the Nasdaq Stock Market standards for independence, the following directors meet the standards for independence: Messrs. Cargas, Dolan, Godfrey, Huber, McGrath, Nissley and Pickell. This constitutes more than a majority of our Board of Directors.  Only independent directors serve on our Audit Committee, Compensation Committee, and Governance and Nominating Committee.

In determining the directors’ independence, the Board of Directors considered loan transactions between the bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above and under the section entitled “Transactions with Directors and Executive Officers” below) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Cargas	Yes	Software consulting services
Mr. Dolan	Yes	Loan support services
Mr. Godfrey	Yes	None
Mr. Huber	Yes	None
Dr. McGrath	Yes	None
Mr. Nissley	Yes	None
Mr. Pickell	Yes	None

In each case, the Board determined that none of the transactions above impaired the independence of the director.

Meetings and Committees of the Board of Directors

The Board of Directors of Union National Financial Corporation met fifteen (15) times during 2008.  All directors attended at least 75% or more of the meetings of the Board of Directors and of the various committees on which they served. We have no formal policy regarding director attendance at annual meetings. However, all of our Directors attended the 2008 Annual Meeting of Shareholders, and we expect that they will all attend this year’s annual meeting.

The Board of Directors has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee.

Audit Committee. The members of the Audit Committee are Barry C. Huber (Chairman), Darwin A. Nissley, Lloyd C. Pickell, and Thomas J. McGrath. All members of the Audit Committee are independent (as independence is currently defined in NASD Rule 4200(a)(15) and Section 10A of the Exchange Act).  The principal duties of the Audit Committee, as set forth in its charter, which is attached to the 2007 proxy statement as Appendix A, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and annually recommending to the Board of Directors the engagement of an independent certified public accountant.  Mr. Huber, a certified public accountant, is the “audit committee financial expert.”  The Audit Committee met six (6) times during 2008.

Compensation Committee. The members of the Compensation Committee are James R. Godfrey (Chairman), Donald Cargas, Jr., Kevin D. Dolan, and Barry C. Huber. All members of the Compensation Committee are independent (as independence is currently defined in NASD Rule 4200(a)(15)).  Mark D. Gainer, R. Michael Mohn and Patti Martin are ex officio members.  The Compensation Committee met eight (8) times during 2008.

The principal duties of the Compensation Committee include the establishment of policies dealing with various compensation plans for Union National Financial Corporation as set forth in its charter, which is attached to the 2007 proxy statement as Appendix B.  Subject to the Board’s approval, the Compensation Committee determines general guidelines for the compensation of all officers of the corporation and the bank.  Actual compensation for each officer is based on a performance review conducted by their supervisor.  The Compensation Committee, subject to the Board’s approval, determines the compensation of the executive officers.  The Board of Directors annually reviews the recommendations of the Compensation Committee on compensation of the corporation’s and bank’s top executives.

Governance and Nominating Committee.  The Governance and Nominating Committee consists entirely of independent directors (as independence is currently defined in NASD Rule 4200(a)(15)).  The members of the Governance and Nominating Committee are James R. Godfrey (Chairman), Kevin D. Dolan, and Darwin A. Nissley.  Mark D. Gainer is an ex officio member.

The principal duties of the Governance and Nominating Committee, as set forth in its charter, which is attached to the 2007 proxy statement as Appendix C, include identifying individuals qualified to become Board members, who reflect criteria as specified by the Board, recommend nominees to fill vacancies, develop and recommend the Corporate Governance Guidelines of the company and periodically review and assess Board and Management performance.  The Governance and Nominating Committee met once during 2008.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  Due to the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.  Shareholders may send communications to Darwin A. Nissley, Secretary, Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601.

Nomination of Directors

Under the corporation’s Bylaws, nominations for director may be made only by the Board of Directors or a Board of Directors’ committee, or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the Bylaws to our corporate Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors.  The notice must also provide the specific information required by Section 10.1 of the corporation’s Bylaws.  The chairman of the meeting is required to determine whether nominations have been made in accordance with the requirements of the Bylaws.  If he determines that a nomination was not made in accordance with the Bylaws, he shall so declare at the annual meeting and the defective nomination will be disregarded.  You can obtain a copy of the full text of the Bylaw provision by writing to Darwin A. Nissley, Secretary, Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601.  A copy of our Bylaws has been filed with the Securities and Exchange Commission as an exhibit to Form 8-K, filed February 27, 2009.

It is the policy of the Governance and Nominating Committee to give due consideration to any and all director candidates nominated by shareholders.  In February 2009, the Governance and Nominating Committee adopted a formal procedure by which it considers shareholder-nominated candidates. If a shareholder nomination complies with our bylaws, the committee will request that the nominee complete a questionnaire. The committee utilizes the questionnaire to determine the nominee’s qualifications and to assess whether the nominee’s skills and background complement and enhance the overall qualifications and expertise of the current Board of Directors. The committee has not set minimum qualifications for a director but will consider the nominee’s experience in areas such as finance, banking, accounting, management, marketing, technology, prior experience as a director, and other areas that would contribute to the effectiveness of the Board of Directors. At its discretion, the committee also may arrange a personal interview with the nominee to further assess his or her candidacy. The committee does not evaluate shareholder nominations according to different criteria than any other nominations. After this process, the committee will advise the Board of Directors whether it should recommend the nominee to the shareholders for election to the Union National Financial Corporation Board of Directors.

Submission of Shareholder Proposals

If a shareholder wants us to include a proposal in our proxy statement for presentation at our 2010 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601 no later than December 7, 2009.  For proposals received after that date, they may be considered at the annual meeting but they may not be included in Union National Financial Corporation’s proxy statement at the Board’s discretion.

ELECTION OF DIRECTORS

            Union National Financial Corporation’s Bylaws provide that the Board of Directors consists of not less than seven (7) or more than twenty-five (25) persons.  The Board of Directors is also divided into three classes.  Each class consists, as nearly as possible, of one-third of the directors.  The Bylaws also provide that the directors of each class are elected for a term of three years so that the term of office of one class of directors expires at the annual meeting each year.  The Board of Directors determines the number of directors in each class. The Bylaws also require that a director own shares of common stock having a fair market value of at least $30,000 at the time the director is elected or appointed to the Board.

A majority of the Board of Directors may increase the number of directors between meetings of the shareholders.  Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason, may be filled by appointment by the remaining directors.  Any director who is appointed to fill a vacancy holds office until the expiration of the term of office of the class of directors to which the director was appointed.  There is a mandatory retirement provision in the Bylaws that provides for the retirement of directors after reaching age 70.

The Board of Directors has fixed the number of directors at nine.  There are three nominees for the Board of Directors for election at the 2009 Annual Meeting.  The Board of Directors has nominated the following three persons for election to the Board of Directors for the terms specified:

Nominees for Class A Directors
For a Term of Three Years

Mark D. Gainer
James R. Godfrey
Darwin A. Nissley

Each of the nominees presently serves as a director. In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors.  The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director if elected.

Information about Nominees and Continuing Directors

Information, as of March 23, 2009, concerning the three nominees to the Board of Directors and the six continuing directors follows:

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Union National Financial Corporation and Subsidiaries

		Class of A – Nominees

Mark D. Gainer (54)	1996
Effective January 1, 2006, Chairman, Chief Executive Officer & President of Union National Financial Corporation, President & Chief Executive Officer since 1999 and Vice President 1986 to 1998; effective March 29, 2007, Chairman, Chief Executive Officer & President of Union National Community Bank, Chairman and Chief Executive Officer since 2006, President and Chief Executive Officer 1999-2005, Senior Vice President 1982-1998, and Chief Operating Officer 1996-1998.

Darwin A. Nissley (51)	1999	Secretary of Union National Financial Corporation since 2007 and Partner, Nissley Brothers.

James R. Godfrey (64)	2003
Vice Chairman of Union National Financial Corporation since 2007; Executive Vice President, Teachers Protective Mutual Life Insurance Company; Senior Consultant, The Benecon Group (employee benefits consulting firm from October 2004 to December 2005); President, HealthGuard of Lancaster, Inc. from 1985 to 2004.

		Class of B – Continuing Directors

Donald Cargas, Jr. (61)	2006	Effective December 17, 2007, Chairman/CEO of Cargas Systems, Inc.; President/CEO 1988-2007.

Barry C. Huber (57)	2006	Certified Public Accountant, Managing partner of Trout, Ebersole & Groff, LLP and a partner in TEG Realty.

Lloyd C. Pickell (62)	2001
Public Accountant, Lloyd C. Pickell Public Accountant; Secretary/Controller, J.B. Hostetter & Sons, Inc.; Director & Secretary/Treasurer, Grandview Meadows, Inc.; and Managing partner of PME Real Estate and JKL Investment Group.

		Class of C – Continuing Directors

Kevin D. Dolan (55)	2005
Partner and Part-Owner, Gingrich, Smith, Klingensmith & Dolan;
Partner, Gingrich, Smith, Klingensmith & Dolan Real Estate;
President, Elizabethtown Transfer Company, Inc. since 2001;
Partner, Smith, Klingensmith, Dolan & Shank Real Estate since 2006.

Thomas J. McGrath (51)	2006
President/Owner, Donegal Animal Hospital, PC in Mount Joy, PA.  Dr. McGrath serves as Chairman of the State Board of Veterinary Medicine in the Commonwealth of PA and on the boards of Pet Emergency Treatment Services (P.E.T.S.) and Pet Emergency Services.

William M. Nies (61)	2003	Independent Real Estate Agent/Developer, LMS Commercial Real Estate.

AMENDMENT TO ARTICLES OF INCORPORATION

Union National Financial Corporation is seeking to amend Article 4 of its Articles of Incorporation to authorize 10,000,000 shares of preferred stock, par value $0.25 per share. On February 26, 2009, the Board of Directors of Union National Financial Corporation approved and adopted a resolution to amend the Articles of Incorporation authorizing the issuance of preferred stock and a resolution to submit the amendment to the shareholders of Union National Financial Corporation to approve and adopt the amendment with the recommendation of the Board of Directors. If shareholders approve and adopt this amendment, the Board of Directors will file with the Pennsylvania Department of State Articles of Amendment, to be effective upon filing, amending its Articles of Incorporation to authorize preferred stock consisting of up to 10,000,000 shares, $0.25 par value per share. The full text of the proposed amendment is attached as Appendix A, which is incorporated by reference in its entirety into this section of the proxy statement.

Purpose of Preferred Stock

The Board of Directors believes that the amendment to the Articles of Incorporation is advisable and in the best interests of the corporation and its shareholders for several reasons. First, the authorization of preferred stock will supplement our authorized common stock by creating an undesignated class of preferred stock to increase our flexibility in structuring future capital-raising transactions, acquisitions, joint ventures, and strategic alliances. Also, preferred stock may be useful in connection with stock dividends or equity compensation plans. Furthermore, having the authority to issue preferred stock will enable us to issue equity securities with terms tailored to specific purposes and to avoid the possible delay and expense associated with calling and holding a special meeting of shareholders to authorize additional capital stock. The Board of Directors believes that the enhanced ability to respond to favorable capital market conditions and other opportunities before conditions or opportunities pass is in the best interests of Union National Financial Corporation and its shareholders.

Effect of Preferred Stock Upon Holders of Common Stock

The actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until the Board of Directors determines the specific terms of the issued preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, diluting the equity interest of the existing holders of common stock if the preferred stock is convertible into common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock.

If shareholders approve and adopt this amendment to Union National Financial Corporation’s Articles of Incorporation, the Board of Directors will have the authority to create and issue a class of preferred stock without further shareholder approval. Among other things, the Board of Directors will have the authority to establish the number of shares constituting a series, dividend rights, voting rights, conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution.

Furthermore, any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of Union National Financial Corporation by increasing the number of outstanding shares entitled to vote on the matter thereby increasing the number of votes required to approve a change in control. Preferred stock with voting rights or that is convertible into shares of common stock (or rights to purchase such shares) could be issued to render more difficult or discourage an attempt to obtain control of the corporation by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of Union National Financial Corporation by tender offer or other means. These issuances could, therefore, deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price. However, the preferred stock is not being proposed for an anti-takeover-related purpose, and the Board of Directors has no knowledge of any current efforts to obtain control of the corporation or to effect large accumulations of the corporation’s voting stock.

Holders of common stock will not have preemptive rights with respect to the issuance of preferred stock. The Board of Directors does not currently have any definitive plans, arrangements or understandings with respect to the issuance of any of the proposed shares of preferred stock.

Required Vote

Approval and adoption of the amendment to our Articles of Incorporation to authorize preferred stock requires the affirmative vote of a majority of the votes cast by all shareholders at the annual meeting. Therefore, abstentions and broker non-votes will not have an effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL AND ADOPTION
OF THE AMENDMENT TO UNION NATIONAL FINANCIAL CORPORATION’S ARTICLES OF
INCORPORATION TO AUTHORIZE PREFERRED STOCK.

SHARE OWNERSHIP

Principal Holders

The following table shows, to the best of our knowledge, those persons or entities who owned of record or beneficially, on March 23, 2009, more than 5% of the outstanding Union National Financial Corporation common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Donegal Mutual Insurance Company 1195 River Road Marietta, PA 17547	248,999	(1)	9.15%

(1) Based on Schedule 13G/A filed for the year ended December 31, 2007.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of March 23, 2009, the amount and percentage of Union National Financial Corporation common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the corporation as a group.

Beneficial ownership of shares of Union National Financial Corporation common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after March 23, 2009.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person.  The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.  The percentage of all Union National Financial Corporation common stock owned by each director, nominee or executive officer is less than 1% unless otherwise indicated.

Name of Individual or Identity of Group	Beneficially Owned Shares	Options to Acquire Shares (Exercisable within 60 Days)*	Amount and Nature of Beneficial Ownership		Percent of Class if Options Exercised
Directors and Nominees
Donald Cargas, Jr.	12,200	—	12,200	(1)	—%
Kevin D. Dolan	12,165	—	12,165	(2)	—%
Mark D. Gainer	30,126	34,675	64,801	(3)	2.35%
James R. Godfrey	4,444	1,157	5,601	(4)	—%
Barry C. Huber	12,642	—	12,642	(5)	—%
Thomas J. McGrath	12,191	—	12,191	(6)	—%
William M. Nies	17,680	1,157	18,837	(7)	—%
Darwin A. Nissley	12,316	4,928	17,244	(8)	—%
Lloyd C. Pickell	14,667	2,314	16,981	(9)	—%
Other Named Executives
Stephen D. Staman	15,283	11,250	26,533	(10)	—%
Michael D. Peduzzi	5,000	—	5,000	(11)	—%
Charles R. Starr	3,303	1,076	4,379	(12)	—%

All Directors, Nominees and Executive Officers as a Group (12 persons)	152,017	56,557	208,574		7.51%

*As of March 23, 2009, the options had no intrinsic value.

(1)	Includes 1,600 shares of Common Stock held individually by Mr. Cargas and 10,600 shares of Common Stock held jointly with his spouse.

(2)
Includes 2,879 shares of Common Stock held individually by Mr. Dolan, 8,788 shares held in a 401(k) for the benefit of Mr. Dolan, 419 shares of Common Stock held jointly with his spouse, and 79 shares held in a real estate partnership of which Mr. Dolan is a partner.

(3)
Includes 3,325 shares of Common Stock held individually by Mr. Gainer, 486 shares of Common Stock held individually by his spouse, 26,315 shares of Common Stock held in an IRA, and options to purchase 34,675 shares.

(4)	Includes 1,794 shares of Common Stock held individually by Mr. Godfrey, 2,650 shares of Common Stock held in an IRA, and options to purchase 1,157 shares.

(5)	Includes 12,642 shares of Common Stock held individually by Mr. Huber.

(6)	Includes 1,782 shares of Common Stock held individually by Dr. McGrath and 10,409 shares of Common Stock held in an IRA.

(7)	Includes 17,680 shares of Common Stock held individually by Mr. Nies and options to purchase 1,157 shares.

(8)
Includes 12,086 shares of Common Stock held individually by Mr. Nissley, 115 shares of Common Stock held individually by his spouse, 115 shares of Common Stock held by his son, and options to purchase 4,928 shares.

(9)	Includes 14,194 shares of Common Stock held individually by Mr. Pickell and 473 shares held jointly with his spouse and options to purchase 2,314 shares.

(10)	Includes 14,511 shares of Common Stock held individually by Mr. Staman, 772 shares of Common Stock held jointly with his spouse, and options to purchase 11,250 shares.

(11)	Includes 4,000 shares of Common Stock held individually by Mr. Peduzzi and 1,000 shares of Common Stock held in an IRA.

(12)	Includes 630 shares of Common Stock held individually by Mr. Starr, 2,673 shares of Common Stock held jointly with Mr. Starr’s spouse and options to purchase 1,076 shares.

Executive Officers

The following table provides information, as of March 23, 2009, about the corporation’s executive officers.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Union National Financial Corporation and Subsidiaries

Mark D. Gainer	54	Chairman, Chief Executive Officer and President of the corporation and Chairman, Chief Executive Officer and President of the bank.

Stephen D. Staman	47
Vice President of the corporation since 2007 and Executive Vice President and Chief Revenue Officer of the bank since 2006. From 2002 to 2006, Mr. Staman served as the Senior Vice President of Corporate Banking for the bank.

Michael D. Peduzzi	43
Chief Financial Officer and Treasurer of the corporation since 2007 and Executive Vice President, Chief Financial Officer of the bank since 2008. In August 2007, Mr. Peduzzi joined the corporation as Chief Financial Officer and Treasurer and the bank as Senior Vice President, Chief Financial Officer.  Prior to joining the corporation and bank, Mr. Peduzzi served as the Chief Financial Officer/Controller with Mount Aloysius College beginning in 2005. From 2000 to 2005, Mr. Peduzzi provided professional consulting services as a CPA primarily to financial services clients.

Charles R. Starr	62	Insider Trading Compliance Officer of the corporation since 1991 and Vice President and Trust Officer of the bank since 1982.

COMPENSATION AND PLAN INFORMATION

Director Compensation

Directors receive no remuneration for attendance at meetings of the Board of Directors of the corporation. Each outside director of the bank received, in 2008, $670 for each bank Board meeting, $200 for each committee meeting attended or special assignment, $300 for each Audit Committee meeting attended, and a $5,000 annual retainer. James Godfrey received fees of $5,000 for his services as Vice Chairman for 2008. In the aggregate, directors received $186,737.67 for all Board of Directors’ meetings and committee meetings attended in 2008, including all retainers and the fees paid to the Vice Chairman.

The following table summarizes the compensation of directors during 2008:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Donald Cargas, Jr.	20,850.00	—	20,850.00
Kevin D. Dolan	18,250.00	—	18,250.00
James R. Godfrey	25,350.00	—	25,350.00
Barry C. Huber	21,780.00	—	21,780.00
Thomas J. McGrath	19,450.00	—	19,450.00
William M. Nies	17,650.00	—	17,650.00
Darwin A. Nissley	18,450.00	—	18,450.00
Lloyd C. Pickell	22,350.00	—	22,350.00
Nancy M. Shaub(1)	22,606.67	—	22,606.67

(1)	Retired on October 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS - 2008

Compensation Philosophy

We believe ownership and engagement are directly linked. If an employee has a financial stake in the bank’s success they will have a higher level of engagement in producing desired outcomes. One of the main goals of our compensation philosophy is sharing the bank’s financial success which in-turn drives our ownership culture. We strive for employees, customers, and shareholders to all share the success we create together.

If you think of total compensation as a pyramid, the foundation is our base salary. The other elements of compensation are built on top of the base. The first couple of layers of our pyramid, base salary and health and welfare plans, are determined by our market and allow us to attract qualified and talented individuals. The layers above this, which are composed of bonus incentives and retirement plans, are tied to both individual performance as well as the bank’s financial performance.  The pinnacle of the pyramid is employee ownership, whereby we can share the success we create together. These are the levels of compensation in which we can affect engagement which in turn will drive shareholder value.

Consistent with our compensation policy, effective January 1, 2009, we implemented a Stock Purchase Plan and a Stock Bonus Plan. The Stock Purchase Plan allows employees to purchase Union National Financial Corporation shares at a 15% discount through payroll deductions. The Stock Bonus Plan allows employees to take any incentive plan payment or discretionary bonus payment in all Union National Financial Corporation stock or a combination of stock and cash. The stock for these plans is purchased on the open market. We believe that by encouraging ownership in the company through these plans, we will better align the interests of the employees with the shareholders.  Improved profitability, increased dividends and appreciation in the market value of the shares will then benefit us all as owners.

We have a lofty vision of our compensation philosophy and believe it is an evolving process. Every opportunity we have to improve the individual elements of our compensation pyramid is done with the goal of driving higher levels of engagement of our current employees and attracting outside talent. This will be accomplished by tying each element to “performance”; whether it is individual, the bank’s, or both.

Benchmarking

In November 2008, a compensation analysis was performed by the bank’s Chief Administrative Officer. The Compensation Committee asked for an assessment of competitive compensation levels for executive and senior management using data from peer banks similar in asset size and geographic region.

The following data sources where used for the analysis:

1.	Independent Community Banker Association – Community banks in Union National’s Federal Reserve District with assets over $250 million. (July 2008 data)
2.	American Banker Association – Pennsylvania banks in Union National’s asset size range (March 2008 data)
3.	LR Webber – Primarily Pennsylvania banks in Union National’s asset size and region. (March 2008 data)
4.	SNL Financial – Union National’s peer banks in asset size and region (2007 Proxy data)

The report compared Union National data to the market data for each named executive. Positions were matched by job description listed in each of the data sources. The Independent Community Banker Association, American Banker Association and LR Webber data sources did not specify which financial institutions were used for the specific job description data. The following financial institutions where used from the SNL Financial data: ACNB Corp.; Codorus Valley Bancorp; Inc.; DNB Financial Corp.; Dimeco, Inc.; Ephrata Financial Corp.; Juniata Valley Financial Corp.; Mid Penn Bancorp, Inc.; Orrstown Financial Services, Inc.; Tower Bancorp Inc.; QNB Corp.; Norwood Financial Corp.; and Franklin Financial Services Corp. The market data reflects competitive pay for organizations with similar geography, similar total asset size, and same or similar industry.

The information reflected the following observations for the named executives as follows:

1.	Chairman, CEO and President’s base salary is comparable to peer mean and median. Total compensation is below peer mean and median.
2.	Executive Vice President, Chief Financial Officer’s base salary is above peer mean and median. Total compensation is comparable to peer mean and above peer median.
3.	Executive Vice President, Chief Revenue Officer’s base salary and total compensation are above peer mean and median.

Based upon the current economic conditions which all financial institutions, including Union National, face, the Chief Executive Officer declined an annual increase in his compensation again this year. He has not received an increase, including cost of living increase, since 2006.

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management, if applicable, in making its decisions regarding executive compensation.  The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for the bank’s participants.

The Layers of our Compensation Pyramid

Base Salary - Foundation Layer

Base Salary is the foundation layer of our compensation program and is the major component of our compensation package for our Named Executive Officers.  In addition to periodic benchmarking analyses like that performed in November 2008, we review salary and compensation as a whole annually.  In order to be competitive in the market, we use bi-annual surveys of peer banks. The survey provides salary information of peer financial institutions of comparable asset size and geographic region and information from other leading regional non-financial companies.  We target the mean and median for Named Executive Officers’ salaries. Levels of experience and individual performances may warrant an above mean and median salary.

Health and Welfare Benefits

We offer medical, dental, and vision coverage to our employees and their families in an effort to promote health and wellness.  The bank pays for the majority of employee coverage and helps subsidize family coverage. We also offer Group Term Life, Short Term and Long Term Disability to all eligible employees, including Named Executive Officers.  The cost of providing health and welfare benefits to all employees is not taken into account when determining specific salaries for the named executives and is seen as a cost of doing business.  Also, these benefits are not tied to individual performance and the same level of benefits is available to all employees.  By providing good coverage levels in the event of an employee or an employee’s family health issues, we keep employees productive and engaged through these times.

Certain Named Executive Officers are provided with a Group Term Replacement Plan, which provides an additional life insurance benefit.  This is funded with Bank Owned Life Insurance with a minimal cost to the bank.  The Plan provides a split dollar share of death benefits to the executive’s beneficiary at three times salary less $50,000, which is the amount covered under the Group Term Plan.  In order to vest in this benefit, the executive must be age 55 with 10 or more years of service or age 62 or older.  Termination of employment prior to vesting constitutes a loss of benefit.  These policies are commonplace in the industry and are an expected benefit for top executives.  They also encourage longevity of service.

Long Term Care Insurance is provided to the Chairman, CEO and President and his spouse.  This plan provides incentive for long-term retention.

Bonuses - Short Term Incentives

Our short-term incentives are tied to achieving corporate annual financial goals. The short-term incentives consist of tiered levels of payout based on performance and are a link between compensation and the bank’s overall performance, aligning executive compensation with the interests of the shareholders.

The Chairman, CEO and President’s short term incentive plan is comprised of the following:
1.
Annual bonus based on Union National Financial Corporation achieving the budgeted earnings goal. The incentive consists of three tiers of payout based on performance to goal. Level 1 is 100% of budget, Level 2 is 111.5% of budget and Level 3 is 124% of budget.

2.	Level 1 payout is 25% of base salary, Level 2 is 30% of base salary and Level 3 is 35% of base salary.
3.	For the year 2008, there was no payout.

The Executive Vice President, Chief Financial Officer’s short term incentive plan is comprised of the following:

1.
Annual bonus based on Union National Financial Corporation achieving the budgeted earnings goal. The incentive consists of three tiers of payout based on performance to goal. Level 1 is 100% of budget, Level 2 is 111.5% of budget and Level 3 is 124% of budget.

2.	Level 1 payout is 15% of base salary, Level 2 is 20% of base salary and Level 3 is 25% of base salary.
3.	For the year 2008, there was no payout.

The Executive Vice President, Chief Revenue Officer’s short term incentive plan is comprised of the following:

1.
Annual bonus based on Union National Financial Corporation achieving the budgeted earnings goal. The incentive consists of three tiers of payout based on performance to goal. Level 1 is 100% of budget, Level 2 is 111.5% of budget and Level 3 is 124% of budget.

2.	Level 1 payout is 15% of base salary, Level 2 is 20% of base salary and Level 3 is 25% of base salary.
3.	For the year 2008, there was no payout.

The Compensation Committee has the authority to recommend to the Board of Directors discretionary bonuses. The recommendations are based on overall bank performance, which rewards executives for exceptional effort, and individual performance.  The Compensation Committee has set no specific criteria for awarding bonuses and it treats each year on a case-by-case basis. There were no discretionary bonuses awarded in 2008.

We review our bonus structure annually and also review peer banks surveyed bi-annually to educate ourselves regarding the trends of bonus compensation.

Long Term Stock Incentives

In 2007, the Union National Financial Corporation’s 1997 Employee Stock Purchase Plan expired. The 1997 Employee Stock Purchase Plan was used to reward performance and drive an ownership culture.  Officers and other key management employees were eligible to participate.  The plan permitted the grant of qualified and non-qualified stock options, stock appreciation rights, and restricted stock.  Stock Options were to be exercised at a fixed price of fair market value on the date of grant.  The plan had a term of 10 years and the stock option grants were not exercisable for 6 months after grant date.  The grant expired three months after employment termination or 12 months after death or disability.

In order to further our policy of creating an ownership culture, effective January 1, 2009, we implemented a new Stock Purchase Plan and a Stock Bonus Plan. The Stock Purchase Plan allows employees to purchase Union National Financial Corporation shares at a 15% discount through payroll deductions. The Stock Bonus Plan allows employees to take any incentive plan payment or discretionary bonus payment in all corporation stock or a combination of stock and cash. The stock for these plans is purchased on the open market.

The Compensation Committee is reviewing different types of incentive plans to determine which plans would be most effective in encouraging an ownership culture among the Named Executive Officers and employees in general.  The Compensation Committee believes that it is important to align the interests of the Named Executive Officers with the interests of the shareholders in order to deliver improved profitability, increased dividends and appreciation in the market value of the shares.

Retirement Plans

401(k) Plan

We currently provide retirement plans to our employees to provide long-term financial security.  The retirement plans are designed to assist executives in providing for their own financial security in a manner that recognizes individual needs and preferences.  We offer a 401(k) plan, which allows employees to save their own money for retirement on a pre-tax basis.  We also offer a Roth 401(k) option, which is available on a post-tax basis for all employees.  Employees then receive an employer elective matching contribution (match is the same for all employees) from the Bank. However, the Named Executive Officer’s deferrals could be subject to Internal Revenue Code limits and could result in a lower percentage than other employees.  All employees are able to direct the investment of all funds in the 401(k) plan.

Profit Sharing Plan

We have a Profit Sharing Plan, which provides a discretionary contribution to all employees.  The Compensation Committee recommends the percentage of contribution to the Board of Directors. This is a discretionary determination based on the bank’s year-end performance.  The contribution is a percent of base payroll deposited into each employee’s 401(k) account and is the same for all employees.

There was no discretionary contribution to the bank’s Profit Sharing Plan for 2008 based on the current bank performance and general economic conditions.

Supplemental Executive Retirement Plan

A Supplemental Executive Retirement Plan (“SERP”) is offered to the Chairman, CEO and President.  This is the only defined benefit plan provided by the bank, and it is customary in the financial services industry to provide Chief Executive Officers with a SERP agreement.  The triggering events for payment under the SERP agreement are:

1.	normal retirement age (age 62)
2.	disability
3.	death
4.	change in control
5.	vested percentage upon termination

The accrued benefit will be calculated annually and is equal to the formula benefit, which is based on average monthly earnings, health insurance premiums and an increasing life annuity.  This plan is provided as a long-term incentive to the Chairman, CEO and President to remain within the employ of the bank until retirement age, disability, death or a change of control.

Perquisites

A Country Club Membership is provided for the Executive Vice President, Chief Revenue Officer. The membership is used as a means to attract, retain and expand customer relationships. The bank pays club initiation fees in the name of the executive.

Triggering Events in Contracts

Employment Agreement

The bank has entered into employment agreements with the Chairman, CEO and President, and Executive Vice President, Chief Revenue Officer.  Employment agreements are used to be competitive in the industry, are standard in the financial services industry, and are used to protect the bank’s client base through noncompetition provisions.  Payments are provided for triggering events which are prevalent in the financial services industry, including:

1.	Change in control
2.	Termination for good reason
3.	Disability
4.	Termination without cause

The triggering events for payment incent the executive to maintain expected performance levels for continued employment. The triggering events and associated payouts used in the agreements are standard in the financial services industry and are deemed to be competitive. The contracts give the executive the security of knowing that if he is terminated in one of those scenarios that the executive will receive some form of compensation during his transition phase.  In addition, the contracts contain a noncompetition provision, whereby the executive is not allowed to compete with the corporation or solicit customers of the corporation for a specific period of time.  Frequently, the time period in which the executive receives compensation is the same time period that the noncompetition provision is in effect.

If payment is triggered under the employment agreement for the Chairman, CEO and President, all amounts or benefits provided in connection with the termination might require the imposition of an excise tax under the Internal Revenue Code.  The payment of any excise tax would be shared and one-half (1/2) of the excise tax shall be paid by the executive and one-half (1/2) by the corporation or bank.  This split of the excise tax ensures that decisions regarding potential change of controls are made in the best interests of the shareholders and that personal concerns regarding subsequent employment and adverse tax situations are minimized.

If payment is triggered under the employment agreement for the Executive Vice President, Chief Revenue Officer, there would be a gross-down if the prospective payment exceeds the amount which the company may deduct under the Internal Revenue Code and would require that an excise tax would be imposed.  The payment is then lowered to an amount which would not trigger the excise tax and would not exceed the tax deductible amount.

Change of Control Agreement

Currently, the bank has entered into a change of control agreement with the Executive Vice President, Chief Financial Officer.  The triggering event that provides payment, which is prevalent in the financial services industry, is termination after a change of control.

If payment is triggered under the change of control agreement for the Executive Vice President, Chief Financial Officer, there would be a gross-down in the payment under certain circumstances. This gross-down in payment would occur when all amounts or benefits provided in connection with the termination would result in the imposition of an excise tax under Internal Revenue Code.  The Compensation Committee believes that it is appropriate that the Chief Financial Officer only be compensated after a change of control if his employment is terminated.  Additionally, given the Chief Financial Officer’s role in the integration of any change of control, the Compensation Committee believes that it is in the best interest of the company to provide the Chief Financial Officer with an incentive to remain with the company after any proposed change of control.

Accounting and Tax Treatments

There were no compensation decisions made as a result of accounting and/or tax treatments except the inclusion of gross-up or gross-down provisions contained in the respective agreements as discussed above.

Material Differences in Named Executive Officers’ Compensation

The material differences in the Named Executive Officers’ base salary and bonus opportunity are a result of the Named Executive Officers’ position and longevity with the company and individual performance.   The Chairman, CEO and President is the only Named Executive Officer who is a participant in a SERP agreement.  Given the Chief Executive Officer’s position and longevity with the company, the Compensation Committee believes that it was appropriate to award this benefit to him and not to the other Named Executive Officers.  At this time, there are no other Named Executive Officers whom the Compensation Committee believes should receive this benefit based upon their position and time with the company.

Compensation Committee Processes and Procedures

The Compensation Committee is a standing Committee of the Board of Directors.  It is established to provide oversight to the bank’s compensation programs and human resources policies.  The Compensation Committee’s authority, structure and responsibilities are set forth in its charter.

Scope of Authority and Responsibilities

The Compensation Committee’s specific responsibilities include the following:

1.	Review and recommend compensation of the Chairman, CEO and President and other Named Executive Officers to the Board of Directors
2.	Review and recommend discretionary bonuses for Named Executive Officers and other executive officers to the Board of Directors
3.	Review and recommend the discretionary contribution to the Profit Sharing Plan
4.	Review the corporation’s and bank’s compensation programs, policies and benefits package
5.	Review the corporation’s and bank’s programs for recruitment, development, promotion and retention of employees
6.	Review the composition of the workforce to ensure that employment practices achieve goals of diversity and equal opportunity
7.	Research, evaluate and recommend director compensation
8.	Review and discuss with management the Compensation Discussion and Analysis required to be included in the corporation’s annual proxy statement

Role of the Executive Officers in Recommending Compensation Programs

The Named Executive Officers’ role in recommending compensation programs are to develop and recommend an overall compensation philosophy, propose programs that constitute the organization’s compensation and benefits package, propose appropriate performance measures and targets for individual compensation levels, and compile competitive benchmark data to assess the competitive labor market.

The Compensation Committee delegates to the Chairman, CEO and President the responsibility of conducting annual reviews for the other Named Executive Officers.  The Chairman, CEO and President recommends to the Committee increases to the base salary and changes to the incentive plans of other Named Executive Officers based on the subjective analysis of the individual’s contribution to the corporation’s strategic goals and objectives.  The Chairman, CEO and President makes a subjective determination after review of all relevant information.  The Compensation Committee then reviews the information and makes the appropriate recommendation to the Board of Directors.

The Chairman, CEO and President does not set or participate in the determination process of his own annual base salary.

REPORT OF THE COMPENSATION COMMITTEE

1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and

2.	Based upon such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the corporation’s proxy statement.

Members of the Compensation Committee

James R. Godfrey, Chairman	Donald Cargas, Jr.
Kevin D. Dolan	Barry C. Huber

Compensation Committee Interlocks and Insider Participation

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of employees.  The membership of this committee includes only outside directors.  Mark D. Gainer, Chairman, Chief Executive Officer and President, is an ex officio member of the Compensation Committee but does not participate in his own review or vote on his own salary increases.  R. Michael Mohn, Senior Vice President, Organizational Development, and Patti Martin, Vice President, Human Resources Manager, are also ex officio members of the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation for 2008 for Mark D. Gainer, the corporation’s Chairman, Chief Executive Officer and President; Stephen D. Staman, Vice President and Michael D. Peduzzi, Chief Financial Officer and Treasurer. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark D. Gainer Chairman, Chief Executive Officer and President	2008	$227,891	(1)	—		—	$48,451	$14,455	(2)	$290,797
	2007	$219,450		$1,875		$8,525	$42,540	$14,209	(3)	$286,599
	2006	$219,450		$2,500		—	$42,257	$21,891	(4)	$286,098

Stephen D. Staman Vice President	2008	$171,130		$6,250	(5)	—	—	$15,006	(6)	$192,386
	2007	$160,824		$11,750		$5,882	—	$13,489	(7)	$191,945

Michael D. Peduzzi Chief Financial Officer and Treasurer	2008	$133,477		$2,500	(8)	—	—	$28,558	(9)	$164,535
	2007	$43,385		$750		—	—	$63	(10)	$44,198

(1) For 2008, there were 27 pay periods, rather than 26 pay periods as in 2007 and 2006, which accounts for the increase in base salary from 2007 and 2006.
(2)  For 2008, all other compensation includes employer’s contributions to its 401(k) Profit Sharing Plan of $8,778, disability insurance costs of $1,542, life insurance costs of $89, and long-term care contributions of $4,046 for Mr. Gainer.
(3) For 2007, all other compensation includes employer’s contributions to its 401(k) Profit Sharing Plan of $8,197, disability insurance costs of $1,870, life insurance costs of $96, and long-term care contributions of $4,046 for Mr. Gainer.
(4) For 2006, all other compensation includes employer’s contributions to its 401(k) Profit Sharing Plan of $13,178, disability insurance costs of $1,717, life insurance costs of $90, and long-term care contributions of $6,906 for Mr. Gainer.
(5) For 2008, the $6,250 bonus was a 2007 incentive bonus paid in 2008.
(6) For 2008, all other compensation includes disability insurance costs of $1,195, life insurance costs of $89, and country club dues of $13,722 for Mr. Staman.
(7) For 2007, all other compensation includes employer’s contributions to its 401(k) Profit Sharing Plan of $954, disability insurance costs of $1,339, life insurance costs of $96, and country club dues of $11,100 for Mr. Staman.
(8) For 2008, the $2,500 bonus constituted a promotion bonus.
(9) For 2008, all other compensation includes moving expenses of $26,054, employer’s contributions to its 401(k) Profit Sharing Plan of $1,508, disability insurance costs of $834, and life insurance costs of $163 for Mr. Peduzzi.
(10) For 2007, all other compensation includes $55 for disability insurance costs and $8 life insurance costs for Mr. Peduzzi.

Bonus/Incentive Pay

The bonus award is tied to corporate performance and is granted to all employees.  It is designed to supplement base salary and align all full time employees’ interests with those of shareholders.  When corporate performance is low, the quarterly cash award will be low or none.  When performance is high, the award increases.  The bonus award is based on the corporation meeting certain quarterly/annual production and project completion goals.

Insurance Plans

The core insurance package includes health, dental, vision, disability and group life insurance coverage.  In general, executives participate in these benefits on the same basis as non-executive employees.  Mr. Gainer participates in the Group Term Replacement Plan which provides death benefits to named beneficiaries.

Long Term Care Insurance

Mr. Gainer and his spouse also receive long term care insurance benefits whereby upon their need for long term care they will receive certain payments as defined in the policy.

Outstanding Equity Awards at December 31, 2008 Table

The following table summarizes unexercised options for the Named Executive Officers at December 31, 2008:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Mark D. Gainer	11,025	$18.49	12/09/09
Chairman, Chief Executive Officer	3,150	$16.10	12/12/12
and President	5,250	$19.93	12/11/13
	5,250	$22.14	06/17/14
	5,000	$21.19	06/16/15
	5,000	$18.50	01/25/17
	Total – 34,675
Stephen D. Staman	1,625	$16.10	12/12/12
Vice President	1,050	$19.93	12/11/13
	2,625	$22.14	06/17/14
	2,500	$21.19	06/16/15
	3,450	$18.50	01/25/17
	Total – 11,250
Michael D. Peduzzi Chief Financial Officer and Treasurer	—	—	—

Option Exercises and Stock Vested Table

The following table summarizes the options exercised during 2008 for each Named Executive Officer:

Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Mark D. Gainer Chairman, Chief Executive Officer and President	-0-	-0-

Stephen D. Staman Vice President	-0-	-0-

Michael D. Peduzzi Chief Financial Officer and Treasurer	-0-	-0-

Pension Benefits Table

The following table summarizes the pension benefits which have accumulated and paid to each of the Named Executive Officers during 2008.

Name (a)	Plan Name (b)	Present Value of Accumulated Benefit ($) (c)	Payments During Last Fiscal Year ($) (d)
Mark D. Gainer Chairman, Chief Executive Officer and President	Supplemental Executive Retirement Plan	$165,170	$0.00

Supplemental Executive Retirement Plan

Union National Financial Corporation entered into a salary continuation agreement with Mark D. Gainer, Chairman, Chief Executive Officer and President of Union National Community Bank, to provide supplemental retirement income benefits when he reaches his normal retirement date of January 1, 2017. The benefits are payable for the life of Mr. Gainer. Benefits are also payable upon change in control, early termination, disability, or death. Benefit amounts will be determined by his compensation at retirement age. Benefits accrue annually, but may be reduced if termination of service occurs before the normal retirement date. The 2008 expense associated with this the plan is $58,842.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Union National Financial Corporation and Union National Community Bank entered into employment agreements with Mark D. Gainer, Chairman, Chief Executive Officer and President of the corporation and bank on January 1, 2004, amended December 29, 2006, and Stephen D. Staman, Vice President of the corporation and Executive Vice President & Chief Revenue Officer of the bank on March 8, 2007. Under the agreements, the executives will be eligible for bonuses, paid time off, participation in employee benefit plans, and reimbursement of business expenses.

The initial term of Messrs. Gainer’s and Staman’s employment agreements are five years and three years, respectively, which automatically extend for an additional one year period on each annual anniversary date of the agreements, unless notice is given 180 days prior to the anniversary date.

The employment agreements automatically terminate if the executives are terminated for Cause, as defined in the agreements, and all rights under the agreements will terminate with the exception of the arbitration clause. The agreements automatically terminate if the executives terminate their employment for Good Reason, as defined in the agreements. If Mr. Gainer’s employment agreement terminates for Good Reason, he will receive the greater of (1) the compensation due for the remainder of the agreement’s terms or (2) 2.99 times his salary and benefits to be paid in 36 equal monthly installments. If Mr. Staman’s employment agreement terminates for Good Reason, he will receive two times his salary and benefits to be paid in 18 equal monthly installments.

The agreements automatically terminate upon the executives’ disability, as defined in the agreements. Mr. Gainer will receive employee benefits and 70% of his compensation until (1) he returns to work, (2) reaches age 65, (3) dies, or (4) the employment period under the agreements ends. The agreements automatically terminate if the executives voluntarily terminate the agreements.

If the executives give notice within 180 days of a Change in Control, as defined in the agreements, or the executives’ employment is terminated involuntarily, Mr. Gainer is entitled to receive 2.99 times his current compensation to be paid in 36 equal monthly installments and to continue to receive benefits for three years. Mr. Staman is entitled to receive two times his current compensation in a lump sum and to continue to receive benefits for 18 months. Payments to Mr. Gainer pursuant to a Change in Control will be grossed-up to accommodate for any excess tax imposed on the payments, and payments to Mr. Staman pursuant to a Change in Control will be grossed-down to eliminate any excess tax imposed on the payments.

Change in Control is defined in Mr. Gainer’s agreement as:

1.
a sale or other transfer of ownership of forty percent (40%) or more of the total gross fair market value of the assets of corporation and bank to any individual, corporation, partnership, trust, or other entity or organization (a “Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with corporation or bank;

2.
any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with corporation or bank, acquires ownership of stock in corporation, that together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of corporation, provided such Person or group did not own more than 50 percent of the total fair market value or total voting power of the stock of corporation prior to such acquisition; or

3.
the replacement of a majority of members of corporation’s Board of Directors over any period of one year or less by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of appointment or election.

Change in Control is defined in Mr. Staman’s agreement as:

1.
the merger, consolidation, division, sale, exchange, transfer, purchase or disposition by the corporation or bank unless it is approved in advance by seventy percent (70%) or more of the disinterested members of the Board of Directors of corporation or bank and a majority of the surviving entity’s board members of the Board of Directors are former members of the Board of Directors of corporation or bank; or

2.
any group, individual or other entity, other than corporation or bank or any current director or officer of corporation or bank is or becomes the beneficial owner, directly or indirectly, of securities of corporation or bank representing fifty (50%) percent or more of the total value or combined voting power of corporation or bank’s then outstanding securities, or

3.
over any one year period, those persons who represent more than a majority of the directors of the corporation or bank change unless approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

The agreements contain noncompetition, nonsolicitation, and confidentiality provisions. If the corporation terminates Mr. Gainer’s employment without Cause or for Cause or if Mr. Gainer terminates employment with “Good Reason”, then the noncompetition and nonsolicitation provisions continue for two (2) years after the termination of employment. If Mr. Gainer’s employment is terminated following a Change of Control, then the noncompetition and nonsolicitation provisions continue for three (3) years after termination of employment provided that the Change in Control occurs prior to December 31, 2010. If the Change in Control occurs after December 31, 2010, then the noncompetition and nonsolicitation provisions continue for two (2) years after termination of employment.

If the corporation terminates Mr. Staman’s employment for Cause, then the noncompetition and nonsolicitation provisions continue for either one (1) or two (2) years after the termination of employment depending on the circumstances. If Mr. Staman terminates employment with or without Good Reason or following a Change of Control, then the noncompetition and nonsolicitation provisions continue for 18 months after the termination of employment.

Change of Control Agreement

The corporation has entered into a Change of Control Agreement with Michael D. Peduzzi, whereby Mr. Peduzzi will be paid eighteen (18) months of salary and bonus, if after a change of control (as defined in the agreement), Mr. Peduzzi:
1.	is terminated without cause;
2.	is reassigned to a location greater than 50 miles from his office location on the date of the change of control;
3.	has his annual base salary reduced; or
4.	is not provided similar benefits or they are materially reduced.

Executive Salary Continuation Agreement

The bank entered into an Executive Salary Continuation Agreement with Mark D. Gainer.  The Agreement provides Mr. Gainer or his beneficiary(ies) with supplemental retirement benefits, as indicated below, that will be paid upon his retirement, disability, death or upon a “Change in Control”, as defined above.

Group Term Replacement Plan

During 2008, the bank maintained a Group Term Replacement Plan for certain executive officers.  The beneficiaries of each insured participant would receive approximately 3 times the participant’s current salary.  In the event that the Named Executive Officer’s employment is terminated, for reasons other than a disability, the executive officer’s rights under the agreement terminate.

Stock Option Plan

The bank has established a stock option plan whereby upon termination of employment, the Named Executive Officer may exercise the option during its remaining term for a period of three (3) months after cessation of employment.  If the Named Executive Officer’s employment is terminated as a result of a disability or death, then he or she (or his or her administrator) may exercise the option for a period of twelve (12) months after cessation of employment or death as the case may be.

Disability Plan and Benefits

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed in the charts below, each Named Executive Officer will receive benefits under the corporation’s retirement plans, disability plan or payments under the corporation’s life insurance plan, as appropriate.
Upon any termination, the Named Executive Officer will receive a payment for his unused accrued vacation days.

Potential Payments at December 31, 2008

Mark D. Gainer

The following table shows the potential payments upon termination or change in control of the corporation. The chart assumes the triggering events took place on December 31, 2008.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Employment Agreement	$0	$0	$0	$690,143	$0	$690,143	$483,100	$0
Supplemental Executive Retirement Plan	$129,306	$129,306	$129,306	$129,306	$129,306	$129,306	$129,306	$129,306
Group Term Replacement Plan	$0	$0	$0	$0	$0	$0	$0	$658,350
Stock Options	$0	$0	$0	$0	$0	$0	$0	$0
Accumulated PTO	$8,440	$8,440	$8,440	$8,440	$8,440	$8,440	$8,440	$8,440

Stephen D. Staman

The following table shows the potential payments upon termination or change in control of the corporation. The chart assumes the triggering events took place on December 31, 2008.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Change in Control Agreement	$0	$0	$0	$690,143	$0	$321,648	$483,100	$0
Group Term Replacement Plan	$0	$0	$0	$0	$0	$0	$0	$498,120
Stock Options	$0	$0	$0	$0	$0	$0	$0	$0
Accumulated PTO	$9,899	$9,899	$9,899	$9,899	$9,899	$9,899	$9,899	$9,899

Michael D. Peduzzi

The following table shows the potential payments upon termination or change in control of the corporation. The chart assumes the triggering events took place on December 31, 2008.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Change in Control Agreement	$0	$0	$0	$0	$0	$210,000	$0	$0
Group Term Replacement Plan	$0	$0	$0	$0	$0	$0	$0	$100,000
Stock Options	$0	$0	$0	$0	$0	$0	$0	$0
Accumulated PTO	$5,116	$5,116	$5,116	$5,116	$5,116	$5,116	$5,116	$5,116

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Some of Union National Financial Corporation’s directors and executive officers and the companies with which they are associated were customers of, and had banking transactions with, Union National Financial Corporation’s subsidiary bank during 2008.  All loans and loan commitments made to them and to their companies were made in the ordinary course of bank business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the bank, and did not involve more than a normal risk of collectibility or present other unfavorable features.  Total loans to these persons at December 31, 2008, amounted to approximately $4,385,990 or approximately 1.22% of the total loans of the financial institution.  Union National Financial Corporation’s subsidiary bank anticipates that it will enter into similar transactions in the future.

During 2008, Union National Financial Corporation paid approximately $648,702 to Lausch Lane Associates, LP of which Mr. Nies is a 33.3% partner.  The fees were paid for monthly rent and maintenance for the corporate offices of Union National Financial Corporation.  Fees of $95,634 were paid to the Manheim Pike Group, LP of which Mr. Nies is a 27% partner, for monthly rent of developed land for potential future expansion beside the corporate offices of Union National Community Bank at 570 Lausch Lane, Suite 300, Lancaster, PA  17601.

The Board of Directors must approve all related party transactions that are significant.  The director in question is excused from the board meeting at the time the decision is made.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the corporation’s financial reporting processes on behalf of the Board of Directors.  In that connection, the committee, along with the Board of Directors, has formally adopted an audit committee charter setting forth its responsibilities.

Management has primary responsibility for the financial statements and the reporting process including systems of internal control.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the corporation’s accounting principles and such other matters as are required to be discussed with the committee under the Standards of the Public Company Accounting Oversight Board (United States).  In addition, the committee has discussed, with the independent auditors, the auditors’ independence from management and from the corporation, including the matters in written disclosures required by the Independence Standards Board.  The committee also considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with the corporation’s internal and independent auditors the overall scope and plans for their respective audits.  The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the corporation’s internal controls and the overall quality of the corporation’s financial reporting to the extent practicable.  The corporation has established appropriate policies and procedures to comply with requirements of the Sarbanes-Oxley Act of 2002.  The committee held six meetings during fiscal year 2008, in addition to reviewing the quarterly results with the independent auditors prior to press release.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.  The committee and the Board of Directors have also approved the selection of Beard Miller Company, LLP as the corporation’s independent auditors for 2009.

Aggregate fees billed to the corporation and the bank by Beard Miller Company LLP, the independent auditors for the corporation, for services rendered during the years ended December 31, 2008 and December 31, 2007 were as follows:

	2008	2007
Audit Fees(1)	$89,458	$73,836
Audit-related fees(2)	$4,166	7,797
Tax Fees(3)	$19,143	9,338
All Other Fees(4)	$3,100	3,592
Total	$115,867	$94,563

(1)
Includes professional services rendered for the audit of the corporation’s annual financial statements, and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings including out-of-pocket expenses.

(2)	Includes certain review, analysis and consultations in regard to Sarbanes-Oxley compliance and certain accounting transactions.

(3)	Tax fees include preparation of state and federal tax returns.

(4)	Assistance with Affirmative Action Plan.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors except for a $5,000 pre-approved de minimus threshold.  These services may include audit services, audit related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case by case basis.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

The Audit Committee is comprised of the outside directors noted below, all of whom are considered “independent” as defined in the NASDAQ listing standards.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee.

Members of the Audit Committee

Barry C. Huber, Chairman	Darwin A. Nissley
Thomas J. McGrath	Lloyd C. Pickell

Representatives of Beard Miller Company LLP are expected to be present at the annual meeting. While the representatives will not have an opportunity to make a statement, the representatives will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Union National Financial Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of Union National Financial Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other registered equity securities of Union National Financial Corporation with the SEC.  Based on a review of copies of the reports we received, and on the statements of the reporting persons, we believe that all Section 16(a) filing requirements were complied with in a timely fashion during 2008.

ADDITIONAL INFORMATION

Any shareholder may obtain a copy of Union National Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to Michael D. Peduzzi, Chief Financial Officer and Treasurer of Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601.

OTHER MATTERS

The Board of Directors knows of no matters other than those discussed in this proxy statement that will be presented at the annual meeting.  However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

INCORPORATION BY REFERENCE

The rules of the SEC permit us to “incorporate by reference” certain information we file with the SEC into this proxy statement. This means that we can disclose important information to shareholders by referring the shareholders to another document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

This proxy statement incorporates by reference the following items of Part II of Union National Financial Corporation’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2008:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	Item 7A. Quantitative Disclosures About Market Risk;
•	Item 8. Financial Statements and Supplementary Data; and
•	Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

All documents filed by Union National Financial Corporation with the SEC subsequent to the date hereof and prior to the date of the annual meeting pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

On written request, Union National Financial Corporation will provide without charge to each record or beneficial holder of the corporation’s common stock, a copy of Union National Financial Corporation’s Form 10-K and Form 10-Q, as filed with the SEC. Requests should be addressed to Michael D. Peduzzi, Chief Financial Officer and Treasurer of Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601.

All documents filed with the SEC by Union National Financial Corporation pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the annual meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Appendix A

Proposed Amendment to Article 4 of
Union National Financial Corporation’s
Articles of Incorporation

Article 4 of Union National Financial Corporation’s Articles of Incorporation, as amended, is hereby amended and restated to read in full and its entirety as follows:

“4. (a)
The aggregate number of shares which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock having a par value of Twenty-Five Cents ($0.25) per share (the “Common Stock”) and Ten Million (10,000,000) shares of Preferred Stock having a par value of Twenty-Five Cents ($0.25) per share (the “Preferred Stock”).

(b)
The Preferred Stock may be issued from time to time by the Board of Directors as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article 4, to issue Preferred Stock, from time to time, in one or more series and to fix, from time to time, before issuance thereof, by filing a certificate pursuant to the Business Corporation Law, the number of shares in each such series of such class and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

(i)
The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

(ii)
The dividend rate on the shares of such series, whether or not dividends on the shares of such series shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

(iii)
Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable and the amount or amounts per share (which shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared) payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

(iv)
The right, if any, of holders of shares of such series to convert the same into, or exchange the same for, Common Stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the Corporation;

(vi)
Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and, in case additional voting powers are accorded, to fix the extent thereof; and

(vii)
Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Articles of Incorporation of the Corporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

(c)
All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that to the extent not otherwise limited in this Article 4 any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (b)(i) to (vii) inclusive of this Article 4.

(d)
Dividends on the outstanding Preferred Stock of each series shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the Common Stock with respect to the same quarterly dividend period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Preferred Stock (including cumulative dividends if and to the extent any such shares shall be entitled thereto) shall have been declared and paid or set apart for payment with respect to any quarterly dividend period, then and not otherwise as long as any shares of Preferred Stock shall remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same quarterly dividend period on the Common Stock out of the assets or funds of the Corporation legally available therefore.

(e)
All shares of Preferred Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the particular series of Preferred Stock shall be entitled are the same and when the stated dividends are not paid in full, the shares of all series of Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full, provided, however, that any two or more series of Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

(f)
Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose, and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share thereof held. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series shall vote with the Common Stock as a single class, except with respect to any vote for the approval of any merger, consolidation, liquidation or dissolution of the Corporation and except as otherwise provided in the certificate filed pursuant to law with respect to any series of the Preferred Stock or as otherwise provided by law.

(g)
In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Common Stock for payment of the amount to which each outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of Common Stock. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or the proceeds thereof, distributable among the holders of the shares of all series of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article 4.

(h)
In the event that Preferred Stock of any series shall be made redeemable as provided in subparagraph (b)(iii) of this Article 4, the Corporation, at the option of the Board of Directors, may redeem at any time or times, from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying for each share the then applicable redemption price fixed by the Board of Directors as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.

(i)
No holder of Preferred Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, any rights or options to purchase stock of any class or series whatsoever or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration or by way of dividend.”